Exhibit 3.6

BYLAWS

OF

HIGHLANDS RANCH DEVELOPMENT CORPORATION

ARTICLE I

Offices

The principal office of the Corporation shall be in the State of Colorado. The Corporation may have offices and places of business at such other places within or without the State of Colorado as shall be determined by the Directors.

The registered office of the Corporation required by the Colorado Corporation Act must be maintained in the State of Colorado and it may be, but need not be, identical with the principal office, if in the State of Colorado; and the address of the registered office may be changed from time to time as provided by Colorado statute.

ARTICLE II

Shareholders Meetings

1. Annual Meetings. The annual meeting of the Shareholders of this Corporation shall be held at a reasonable hour on the third Monday of the second month following the end of the Corporation’s fiscal year unless that day be a holiday, when it shall be held on the next business day following that day for the purpose of electing directors and for the transacting of such other corporate business as may come before the meeting.

2. Special Meetings. Special meetings of the Shareholders of the Corporation may be called at any time by the Chairman of the Board of Directors, if any, President or by resolution of the Board of Directors, and the President shall call a special meeting within ten (10) days of receipt of written request by the holders of not less than one-tenth (1/10) of the issued and outstanding stock of the Corporation. The notice or call of a special meeting shall state the purpose or purposes for which the meeting is called.

3. Place of Meeting. The person or persons calling the meeting may designate any place, either within or without the State of Colorado, as the place for any annual meeting or for any special meeting of the Shareholders of the Corporation. A waiver of notice signed by all Shareholders entitled to vote at a meeting may designate any place for such meeting. If no designation is made, or if a special meeting shall be called other than by the Board, the place of meeting shall be the principal office of the Corporation in Colorado.

4. Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the President, Secretary or the Officer or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting except that if the authorized capital stock is to be increased, at least thirty (30) days’ notice shall be given. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation, with postage prepaid.

5. Waiver of Notice. Any Shareholder, either before, at, or after a Shareholders’ meeting, may waive notice of the meeting, and his waiver shall be deemed the equivalent of giving notice. Attendance at a Shareholders’ meeting, either in person or by proxy, of a person entitled to notice shall constitute a waiver of notice of the meeting unless he attends for the express purpose of objection to the transaction of business on the ground that the meeting was not lawfully called or convened.

6. Closing of Transfer Books or Fixing of Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, fifty (50) days. If the stock transfer books shall be closed for the purpose of determining Shareholders entitled to notice of or to vote at a meeting of Shareholders such books shall be closed for at least ten (10) days immediately preceding said meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than fifty (50) days and, in case of a meeting of Shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of Shareholders is to be taken. If the stock transfer books are not closed, and no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the stock transfer books, and the stated period of closing has expired.

7. Voting List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of Shareholders, a complete list of the Shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the principal office of the Corporation, whether within or without the State of Colorado, and shall be subject to inspection by any Shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the Shareholders entitled to examine such list or transfer books or to vote at any meeting of Shareholders.

8. Proxies. A Shareholder entitled to vote may vote in person or by proxy executed in writing by the Shareholder or by his attorney in fact. The proxy shall not be valid after eleven (11) months from the date of its execution unless a longer period is expressly stated in it.

9. Voting Rights. Each outstanding share, regardless of class, shall be entitled to one vote, and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to a vote at a meeting of Shareholders except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation.

At each election for Directors every Shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote, and cumulative voting in the election of such Directors shall not be permitted.

Neither treasury shares, nor shares of its own stock held by the Corporation in a fiduciary capacity shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time. Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

10. Quorum. The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote shall constitute a quorum at meetings of the Shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Shareholders unless the vote of a greater number or voting by classes is required by the statutes of the State of Colorado or the Articles of Incorporation. In the event any Shareholders withdraw from a duly organized meeting at which a quorum was initially present, the remaining shares represented shall constitute a quorum for the purpose of continuing to do business, and the affirmative vote of the majority of the remaining shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Shareholders unless the vote of a greater number or voting by classes is required by the statutes of the State of Colorado or the Articles of Incorporation.

11. Adjournments. If less than a majority of the outstanding shares are represented at any meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. Any meeting of the Shareholders may adjourn from time to time until its business is completed.

12. Informal Action By Shareholders. Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the Shareholders and may be stated as such in any articles or documents filed with the Secretary of State of Colorado under the Colorado Corporation Act.

ARTICLE III

Board of Directors

1. Number, Qualifications and Term of Office. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of from three to nine members, none of whom needs to be a resident of the State of Colorado or hold shares in this Corporation. Each Director, except one appointed to fill a vacancy, shall be elected at each Annual Meeting of Shareholders and shall hold such office until his successor shall be elected and shall qualify. No decrease in the number of Directors on the Board shall have the effect of shortening the term of any incumbent Director.

2. Vacancies. Any Director may resign at any time by giving written notice to the President or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, remaining shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Shareholders unless the vote of a greater number or voting by classes is required by the statutes of the State of Colorado or the Articles of Incorporation.

3. Removal. At a meeting of Shareholders called for that purpose the entire Board of Directors or any individual Director may be removed from office without assignment of cause by the vote of the majority of the shares entitled to vote at an election of Directors.

4. Compensation. By resolution of the Board of Directors, any Director may be paid any one or more of the following: his expenses, if any, of attendance at meetings; a fixed sum for attendance at each meeting; or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Meetings of the Board

1. Place of Meetings. The meetings of the Board of Directors may be held at the principal office of the Corporation or any place within the State of Colorado and at any place without the State of Colorado that a majority of the Board of Directors may from time to time by resolution appoint.

2. Regular Meetings. The Board of Directors shall meet each year immediately after, and at the same place as, the Annual Meeting of the Shareholders for the purpose of electing officers and transacting such business as may come before the meeting. The Board of Directors may provide, by resolution, for the holding of additional regular meetings without other notice than such resolution.

3. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, if any, the President or by a majority of the members of the Board of Directors.

4. Notice of Meetings. Notice of the regular meetings of the Board of Directors need not be given. Written notice of each special meeting, setting forth the time and the place of the meeting, shall be given to each Director not less than five (5) days prior to the time fixed for the meeting. This notice may be given either personally, or by sending a copy of the notice through the United States mail or by telegram, charges prepaid, to the address of each Director appearing on the books of the Corporation. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid thereon. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

5. Waiver of Notice. A Director may waive in writing notice of a special meeting of the Board of Directors either before, at, or after the meeting; and his waiver shall be deemed the equivalent of giving notice. Attendance of a Director at a meeting shall constitute waiver of notice of that meeting unless he attends for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

6. Quorum. At meetings of the Board of Directors a majority of the number of Directors fixed by these Bylaws shall be necessary to constitute a quorum for the transaction of business. If a quorum is present, the acts of the majority of Directors in attendance shall be acts of the Board.

7. Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be deemed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before the adjournment or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

8. Executive Committee. The Board of Directors may, by a resolution passed by a majority of the number of Directors fixed by these Bylaws, designate a majority of their number to constitute an Executive Committee, which shall have and may exercise all of the authority of the Board of Directors or such lesser authority as may be set forth in said resolution. No such delegation of authority shall operate to relieve the Board of Directors or any member of the Board from any responsibility imposed by law.

9. Informal Action by Directors. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the Directors and may be stated as such in any articles or documents filed with the Secretary of State of Colorado under the Colorado Corporation Act.

ARTICLE V

Officers and Agents

1. General. The executive officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board held after each Annual Meeting of the Shareholders and shall consist of a President, a Secretary and a Treasurer, or a Secretary/Treasurer. One or more Vice Presidents, a Chairman of the Board, other officers, assistant officers, agents and employees that the Board of Directors may from time to time deem necessary may be elected by the Board of Directors or be appointed in a manner prescribed by the Board.

Two or more offices may be held by the same person except that one person shall not at the same time hold the offices of President and Vice President, or the offices of President and Secretary. Officers shall hold office until their successors are chosen and have qualified unless they are sooner removed from office as provided in these Bylaws.

2. General Duties. All officers and agents of the Corporation as between themselves and the Corporation shall have such authority and shall perform such duties in the management of the Corporation as may be provided in these Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws. In all cases where the duties of any officer, agent or employee are not prescribed by the Bylaws or by the Board of Directors, such officer, agent or employee shall follow the orders and instructions of the President.

3. Vacancies. When a vacancy occurs in one of the executive offices by a death, resignation or otherwise, it shall be filled by the Board of Directors. The officer so selected shall hold office until his successor is chosen and qualified.

4. Salaries. The Board of Directors shall fix the salaries of the officers of the Corporation. The salaries of other agents and employees of the Corporation may be fixed by the Board of Directors or by an officer to whom that function has been delegated by the Board.

5. Removal. Any officer or agent of this Corporation may be removed by the Board of Directors or by the Executive Committee, if any, whenever in its judgment the best interests of the Corporation may be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or an agent shall not of itself create contract rights.

6. Chairman of the Board. The Chairman of the Board shall preside as Chairman at meetings of the Shareholders and the Board of Directors. He shall, in addition, have such other duties as the Board may prescribe that he perform. At the request of the President, the Chairman of the Board may, in the case of the President’s absence, or inability to act, temporarily act in his place. In the case of death of the President or in the case of his absence or inability to act without having designated the Chairman of the Board to act temporarily in his place, the Chairman of the Board shall perform the duties of the President. If the Chairman of the Board shall be unable to act, all the Vice Presidents may exercise such powers and perform such duties.

7. President. The President shall be the chief executive officer of the Corporation and shall have general supervision of the business of the Corporation. In the event the position of Chairman of the Board shall not be occupied or the Chairman shall be absent or otherwise unable to act, the President shall preside at meetings of the Shareholders and Directors and shall discharge the duties of the presiding officer. The President shall present at each annual meeting of the Shareholders a report of the business of the Corporation of the preceding fiscal year and shall perform whatever other duties the Board of Directors may from time to time prescribe.

8. Vice Presidents. Each Vice President shall have such powers and perform such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate to him. At the request of the President, any Vice President may, in the case of the President’s absence, or inability to act, temporarily act in his place. In the case of the death of the President, or in the case of his absence or inability to act without having designated a Vice President to act temporarily in his place, the Vice President, or Vice Presidents, to perform the duties of the President shall be designated by the Board of Directors. If no such designation shall be made, all the Vice Presidents may exercise such powers and perform such duties.

9. The Secretary. The Secretary shall keep or cause to be kept in books provided for that purpose the minutes of the meetings of the Shareholders, Executive Committee, if any, and of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; shall be custodian of the records and of the seal of the Corporation and see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized and in accordance with the provisions of these Bylaws; and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors or by the President. In the absence of the Secretary or his inability to act, the assistant secretaries, if any, shall act with the same powers, subject to the same restrictions as are applicable to the Secretary.

10. The Treasurer. The Treasurer shall have custody of corporate funds and securities. He shall keep full and accurate accounts of receipts and disbursements and shall deposit all corporate monies and other valuable effects in the name and to the credit of the Corporation in a depository or depositories of the Corporation and shall render to the President or the Board of Directors whenever they may require an account of his transactions as Treasurer and of the financial condition of the Corporation. Such power given to the Treasurer to disburse the funds shall not, however, preclude any other officer or employee of the Corporation from also depositing and disbursing funds when authorized to do so by the Board of Directors. He shall, if required by the Board of Directors, give the Corporation a bond in such amount and with such surety or sureties as may be ordered by the Board of Directors for the faithful performance of duties of his office. He shall have such other powers and perform such other duties as may be from time to time prescribed by the Board of Directors or the President. In the absence of the Treasurer or his inability to act, the assistant treasurers, if any, shall act with the same authority and subject to the same restrictions, as are applicable to the Treasurer.

11. Delegation of Duties. Whenever an officer is absent, or whenever, for any reason, the Board of Directors may deem it desirable, the Board may delegate the powers and duties of an officer to any other officer or officers or to any Director or Directors.

ARTICLE VI

Share Certificates and the Transfer of Shares

1. Share Certificates. Subject to statutory requirements, the share certificates shall be in a form approved by the Board of Directors, consecutively numbered, and signed in the name of the Corporation by the President or the Vice-president and the Secretary or an assistant secretary and shall be sealed with the seal of the Corporation, or with a facsimile thereof. In case any officer who has signed such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue. Any restriction upon the transfer of shares represented by a certificate issued by this Corporation, whether imposed by these Bylaws or by separate agreement, shall be noted on each certificate subject to such restriction.

2. Consideration for Shares. Shares shall be issued for such consideration, expressed in dollars, but not less than the stated value therefor, as shall be fixed from time to time by the Board of Directors. Treasury shares shall be disposed of for such consideration expressed in dollars as may be fixed from time to time by the Board. Such consideration may consist, in whole or in part, of money, other property, tangible or intangible, or in labor or services actually performed for the Corporation, but neither promissory notes nor future services shall constitute payment or part payment for shares.

3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of a certificate alleged to have been destroyed or lost if the owner makes an affidavit or affirmation of that fact and produces such evidence of loss or destruction as the Board may require. The Board, in its discretion, may as a condition precedent to issuing a new certificate, require the owner to give the Corporation a bond as indemnity against any claim that may be made against the Corporation on the certificate allegedly destroyed or lost.

4. Transfer of Shares. Shares of the Corporation shall only be transferred on its books upon the surrender to the Corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer and such documentary stamps as may be required by law. In that event, the surrendered certificates shall be cancelled, new certificates issued to the persons entitled to them and the transaction recorded on the books of the Corporation.

5. Registered Shareholders. The Corporation shall be entitled to treat the holder of record of shares as the holder in fact and, except as otherwise provided by the laws of Colorado, shall not be bound to recognize any equitable or other claim to or interest in the shares.

6. Stock Ledger. An appropriate stock journal and ledger shall be kept by the Secretary or such registrars or transfer agents as the Directors by resolution may appoint in which all transactions in the shares of stock of the Corporation shall be recorded.

7. Restriction on Transfer. Transfer of the stock of the Corporation may be restricted by any written agreement of all Shareholders, and notice of such restriction shall be given on each certificate of stock issued.

ARTICLE VII

Seal and Fiscal Year

1.	Seal. The Corporation shall have a seal in the form impressed on this paragraph of the Bylaws.

2.	Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors and set forth in the Minutes of the Directors. Said fiscal year may be changed from time to time by the Board of Directors in its discretion.

ARTICLE VIII

Dividends

Dividends shall be declared and paid out of the net profits and surplus of the Corporation as often and at such times as the Board of Directors may determine, taking into account reserve, capital and other needs of the Corporation. No unclaimed dividend shall bear interest against the Company. Dividends of capital stock may also be declared when, in the judgment of the Board of Directors, it is considered proper for the best interests of the Corporation.

ARTICLE IX

Amendments

The Board of Directors may amend, supplement and repeal these Bylaws, and all such changes shall affect and be binding upon the holders of all shares heretofore as well as hereafter authorized, subscribed for or offered.